Exhibit 3.7

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

E-Filed

Colorado Secretary of State
Date and Time: 05/09/2023 11:50 AM
ID Number: 20151004878

Document number: 20231505970
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number: 20151004878
(Colorado Secretary of State ID number)

Entity name: Bellatora Inc.

2. The new entity name (if applicable) is ______.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

(Last)	(First)	(Middle)	(Suffix)
Nelson	Erik		

2030 Powers Ferry Road SE
Suite # 212
(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)
Atlanta	GA	30339

(Province – if applicable)	(Country – if not US)
	United States

AMD_PC Page 1 of 2 Rev. 12/20/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s). AMD_PC Page 2 of 2 Rev. 12/20/2016

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

BELLATORA, INC.

Bellatora, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), does hereby certify as follows:

1.	The name of the Corporation is Bellatora, Inc.

2.	The Articles of Incorporation of the Corporation are amended by amended the introductory paragraph of Article V to read in its entirety as follows:

"The total number of shares of all classes of capital stock, each with a par value of $0.000 I per share, which the Corporation is authorized to issue is 250,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.00001 per share (the "Common Stock"), and (b) 50,000,000 shares of preferred stock, par value $0.00001 per share (the "Preferred Stock")."

3.	The Articles of Incorporation of the Corporation are amended by deleting the following phrase from the beginning of Article V, Section 5.1:

"TWO HUNDRED MILLION (200,000,000) shares of Common Stock, Par Value $0.00001 per share; and".

4.	The Articles of Incorporation of the Corporation are amended by adding the following language at the beginning of the existing paragraph in Article VI: "Section 6.1 Amendment of Bylaws."

5.	The Articles of Incorporation of the Corporation are amended by adding the following paragraph as Section 6.2 to Article VI:

"Section 6.2 Action without a Meeting. Any action required to be taken at any meeting of the shareholders, or any action which may be taken at any meeting of the shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of all classes entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such class entitled to vote thereon were present and voted. Prompt notice of the taking of any such action without a meeting by less than unanimous written consent shall be given to those shareholders of such class of shares who have not consented in writing."

6.	These Articles of Amendment have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 7-110-103 of the Colorado Business Corporation Act of the State of Colorado.

7.	These Articles of Amendment shall become effective as of 12:01 a.m., Eastern Time on May 10, 2023.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed in its corporate name as of the 9th day of May, 2023.

By:	/s/ Erik S. Nelson
Erik S. Nelson Chief Executive Officer

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